EXHIBIT 99.2

Letter to Stockholders

August 9, 2023

Dear Harrow Stockholders:

I am pleased to report second quarter 2023 record revenues of $33.5 million and record adjusted EBITDA of $11.0 million. Notably, we also reported the largest sequential quarterly increase in revenues and adjusted EBITDA in Harrow’s history – from the first to second quarters of 2023. Recall that in my May 11, 2023, Stockholder Letter, I wrote that Harrow had “entered a new revenue paradigm,” a notion that I believe is supported by these figures.

What a difference a few months makes. When I last corresponded with you, we were focused behind the scenes on completing three transactions that I believed would give Harrow the best opportunity to achieve the highest financial goals of Harrow’s Five-Year Strategic Plan, which we initiated in January of this year. These three transactions, all of which closed at the beginning of the third quarter, were: (1) the acquisition of substantially all products in the North American Santen ophthalmic pharmaceutical portfolio; (2) the acquisition from Novaliq of the North American rights to VEVYE®, a novel FDA-approved drug labeled to treat both the signs and symptoms of dry eye disease (DED); and (3) the strengthening of our balance sheet through a pair of financings, including a well-executed equity financing and the expansion of our Oaktree Capital facility.

Today, the Harrow ophthalmic pharmaceutical portfolio is more potent than ever. We can now more broadly and comprehensively deliver important clinical value to our customers. For Harrow’s stockholders, I believe this more robust product portfolio should cause (a) annual revenue growth for many years to come and (b) consolidated quarterly gross margins to begin to float higher this year.

In the balance of this Stockholder Letter, in addition to adding color to our second quarter 2023 performance, I intend to describe what you, as my “business partners,” should expect during the balance of this Five-Year Strategic Plan period.

Before I go any further, let me answer the question one might logically ask after reading the second paragraph above: “What are the ‘highest financial goals’ of our Five-Year Strategic Plan?”

Simply put, we believe that – with our current product portfolio and continued strategic execution by the Harrow team – we can become a top-tier U.S.-focused ophthalmic pharmaceutical company capable of producing annual revenues of $1 billion or more – at very attractive operating margins.

Recognizing that our Five-Year Strategic Plan consists of a series of One-Year Plans, based on our results to date, we remain confident in our 2023 financial guidance of $135 million to $143 million in net revenues and $44 million to $50 million in adjusted EBITDA.

Regarding our 2023 financial guidance, we intend to provide an update to our financial guidance later in the year after we have a few months of operations under our belt with our new product portfolio.

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Second Quarter 2023 Financial Overview

Link to Selected GAAP Operating Results.

Link to Selected Core Results (a Non-GAAP Measure).

Record revenues of $33.5 million for the second quarter of 2023 represent a 44% increase over the prior-year’s second quarter revenues of $23.3 million.

Adjusted EBITDA increased 144% to $11.0 million for the second quarter of 2023 compared with Adjusted EBITDA of $4.5 million during the same period last year, primarily because of increased revenues of our branded products. Core net loss was ($494,000) for the second quarter of 2023 compared with core net income of $254,000 for the second quarter of 2022.

We had $22.8 million in cash and cash equivalents at the end of the second quarter. Subsequently, our cash balance changed dramatically because of the closing of a $69 million offering of our common stock and a $12.5 million drawdown from our expanded Oaktree Capital loan. We used a portion of the proceeds from these two financings to fund initial payments associated with our acquisitions of VEVYE and the products from Santen.

During the second quarter, Harrow completed the transfer of new drug applications (NDAs) for ILEVRO®, NEVANAC®, and MAXIDEX®. Harrow received net profit transfers on these products during April, but upon NDA transfers in early May, we began booking full revenues from those product sales. Harrow received net profit transfers for VIGAMOX® throughout the second quarter and recently announced the completion of that NDA transfer and began commercialization of VIGAMOX.

We also officially launched IHEEZO® in May of this year at the American Society of Cataract and Refractive Surgeons (ASCRS) annual meeting in San Diego.

Core gross margin improved 500 basis points to 78% in the second quarter of 2023 compared with core gross margin of 73% in the second quarter of 2022.

Selling, general, and administrative (SG&A) expenses for the second quarter of 2023 increased to $20.0 million compared with $14.2 million during the same period last year. The year-over-year increase is due in large part to an expansion of our general operating and sales infrastructure to support our branded product acquisitions and launches in 2023, coupled with an increase in stock-based compensation of over $3 million largely associated with management performance stock units (or PSUs) that have vesting terms based on achievement of Harrow common stock price targets of $25 to $50.

Research and development (R&D) costs were $1.2 million in the second quarter of 2023 compared with $914,000 during the same period last year. Throughout the remainder of 2023 and next year, R&D costs should creep up as we expand our medical and clinical affairs capabilities and gain steam on some of the tech transfer manufacturing processes for our recent product acquisitions.

GAAP operating income was $2.4 million for the second quarter of 2023 compared with GAAP operating income of $1.7 million during the same period last year.

Core diluted net loss per share for the second quarter of 2023 was ($0.02) compared with core diluted net income per share of $0.01 during the same period last year.

A reconciliation of all non-GAAP financial measures in this letter begins on page 11.

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GAAP Operating Results

Selected financial highlights regarding GAAP operating results for the three months and six months ended June 30, 2023, and for the same periods in 2022 are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Total revenues	$33,470,000	$23,323,000	$59,573,000	$45,443,000
Cost of sales	10,000,000	6,534,000	18,271,000	12,497,000
Gross profit	23,470,000	16,789,000	41,302,000	32,946,000
Selling, general and administrative	19,957,000	14,185,000	35,845,000	27,583,000
Research and development	1,161,000	914,000	1,895,000	1,572,000
Total operating expenses	21,118,000	15,099,000	37,740,000	29,155,000
Income from operations	2,352,000	1,690,000	3,562,000	3,791,000
Total other expense, net	6,596,000	7,889,000	14,737,000	12,428,000
Income tax benefit (expense)	15,000	(40,000)	303,000	(40,000)
Net loss attributable to Harrow Health, Inc.	$(4,229,000)	$(6,239,000)	$(10,872,000)	$(8,677,000)
Net loss per share of common stock, basic and diluted	$(0.14)	$(0.23)	$(0.36)	$(0.32)

Core Results (a Non-GAAP Measure)

Core Results (non-GAAP measures), which we define as the after-tax earnings and other operational and financial metrics generated from our principal business, for the three months and six months ended June 30, 2023, and for the same periods in 2022, are as follows:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Net revenues	$33,470,000	$23,323,000	$59,573,000	$45,443,000
Gross margin	70%	72%	69%	72%
Core gross margin(1)	78%	73%	77%	74%
Net loss	(4,229,000)	(6,239,000)	(10,872,000)	(8,677,000)
Core net (loss) income(1)	(494,000)	254,000	(1,536,000)	967,000
Adjusted EBITDA(1)	11,005,000	4,505,000	16,347,000	9,445,000
Basic net loss per share	(0.14)	(0.23)	(0.36)	(0.32)
Diluted net loss per share	(0.14)	(0.23)	(0.36)	(0.32)
Core basic net (loss) income per share(1)	(0.02)	0.01	(0.05)	0.04
Core diluted net (loss) income per share(1)	(0.02)	0.01	(0.05)	0.03

(1)	Core gross margin, core net (loss) income, core basic and diluted net (loss) income per share (collectively, “Core Results”), and Adjusted EBITDA are non-GAAP measures. For additional information, including a reconciliation of such Core Results and Adjusted EBITDA to the most directly comparable measures presented in accordance with GAAP, see the explanation of non-GAAP measures and reconciliation tables at the end of this Letter to Stockholders.

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“Revenue Buckets”

To achieve a billion dollars in annual revenue during this Five-Year Strategic Planning cycle, Harrow must generate significant sales from what I internally refer to as our “Revenue Buckets.” As a result of the recently announced acquisitions, we believe we now have five (5) discreet Revenue Buckets with nine-figure annual revenue potential. We believe sales from products in these Revenue Buckets, in the aggregate, have the potential to achieve the “highest financial goals” I referred to on page 1 of this Stockholder Letter.

Some Revenue Buckets consist of a single product and others contain groups of products. I believe IHEEZO and VEVYE are our largest revenue opportunities – without question. That said, they are also new sources of revenue, with IHEEZO only launching a few months ago and VEVYE expected to launch later in the year. Regardless of the exact timing of the start and steady build of revenue flow from these two exciting products, the key is that (a) Harrow now has them both, and (b) we have an incredibly strong conviction of market need and, ultimately, market acceptance of both products.

Here is a more detailed description of the five Revenue Buckets:

Bucket 1: IHEEZO®

When our team began market research on IHEEZO, some advisors said, “I really don’t think I need this product because what I am doing for ocular anesthesia is okay.” When we pressed about what their respective ocular anesthesia protocols consisted of, our belief in the future success of IHEEZO gained strength. Responses from these advisors included myriad protocols, with most using multiple different anesthetics during a series of applications – all with inconsistent durations of anesthetic effect. Inconsistent anesthetic durability or reliability isn’t good for the doctor and surely isn’t good for the patient! Discussions about the importance of an anesthetic caused many of our advisors to realize there was an opportunity for a more reliable ocular anesthetic and one that could create practice efficiencies.

Fast-forward to the initial phase of the IHEEZO launch and the anecdotal reports we’ve received from IHEEZO users. With IHEEZO, they can use a single product for ocular anesthesia. The onset and duration of the anesthetic effect are consistent and predictable. Ophthalmologists like the viscosity of the IHEEZO gel, which is 75% less viscous than the leading branded lidocaine-based gel anesthetic. Staff at ambulatory surgery centers (ASCs) and hospitals appreciate the compliance benefits of our single-use packaging. And while it’s early in the launch, when we see a growing list of accounts trial IHEEZO, use samples, order it, use those units, and re-order more, our confidence that we have a winning product grows.

One way to explain what we see among IHEEZO users is to draw an analogy to how I felt about my Blackberry cell phone 15 years ago. Similar to how our advisors described their ocular anesthesia protocols during our market research phase as “good,” I would have said the utility of my Blackberry was “good,” with features like texting, a decent camera, and reliable email access. If approached to switch to the iPhone, I would have said that my Blackberry was “good” and that I didn’t need the iPhone. Of course, once I experienced the value and benefits of an iPhone, I never went back to a Blackberry. In turn, we believe eyecare professionals (ECPs) who implement IHEEZO into their ocular anesthesia protocols and experience IHEEZO’s benefits won’t return to their old, and perhaps less efficient, ways.

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The math on the IHEEZO market opportunity is straightforward. We believe there are two main anesthetic use cases: (1) a surgical intervention such as cataract, glaucoma, and retina procedures, which takes place in a hospital or outpatient setting of care, and (2) an intervention in a physician’s office, such as an intravitreal injection. We estimate that, in the aggregate, there are more than 12 million such use cases in the U.S. each year. We were granted a product-specific J-Code (J2403) for all such use cases, and the current wholesale acquisition cost (or WAC) is $544 per unit.

Regarding reimbursement for the IHEEZO J-Code:

●	The ability for an ASC, for example, to bill using J2403 is temporary and will only last for about three years. After this time, we may petition the authorities at the Centers for Medicare & Medicaid Services (CMS) to extend, annually, what is referred to as “pass-through payment” (or payment outside of the capitated fee ASCs are paid for completing a cataract surgery).

To successfully petition CMS for a pass-through payment extension, we must demonstrate that IHEEZO reduces reliance on opioids. We intend to present such data to CMS before our temporary pass-through period ends. If CMS approves our request for a pass-through payment extension, ASCs can utilize J2403 until CMS changes its policy, in general, or specifically, towards IHEEZO.

●	On the other hand, the “billability” of J2403 in the physician’s office setting of care, for intravitreal injections, for example, is not temporary and has no limitation on the duration of use. Importantly, ophthalmologists and their staff, in this setting of care, are very familiar with “buy and bill” products like IHEEZO, perhaps easing the process for IHEEZO adoption.

We estimate that the number of use cases for the physician’s office setting of care is double that of the ASC/hospital, creating a multi-billion-dollar annual revenue opportunity for IHEEZO. Therefore, the physician’s office setting of care is our primary market for IHEEZO, and the ASC and hospital market is secondary.

While we are not going to win all the potential business for IHEEZO in either setting of care, given the overall size of the opportunity, even if we eventually achieve a blended market share for IHEEZO close to what we have achieved in, for example, the perioperative cataract surgery market with our ImprimisRx compounded pharmaceutical formulations (i.e., touching an estimated 20% of the total number of U.S. cataract surgeries), IHEEZO will have been a great success! Related to this point, our 2023 financial guidance was conservative and did not include much IHEEZO revenue; however, we expect to see quarterly revenue for IHEEZO build sequentially and for each annual period going forward.

Despite being in the initial phase of our IHEEZO launch, feedback from early adopters has been positive, with indications from users that there may be more potential applications for IHEEZO than we had originally anticipated (e.g., glaucoma and retina surgeries and certain laser procedures). Also, we always hoped IHEEZO would help address the opioid crisis in our country, and we have been thrilled to hear from several surgeons that, with IHEEZO, as was the case in the IHEEZO clinical studies, they, too, were able to eliminate opioid use from most of their cataract surgeries. If we can make even a small impact on the opioid crisis, it would be fantastic for patients and our ophthalmologist-customer’s practice. Finally, we are seeing wins in our market access efforts to get IHEEZO on commercial formularies. And, as we hoped, IHEEZO is reimbursed in all labeled care settings.

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Bucket 2: Dry Eye Disease and Other Ocular Surface Conditions

By the end of this year, we intend to launch VEVYE as our cornerstone product in the U.S. DED space. The U.S. dry eye market is large and growing, with an estimated diagnosed patient population that exceeds 16 million, 9 million of whom are diagnosed with moderate to severe disease. The DED market is a therapeutic area we know well and a patient population we have meticulously studied and served for many years through our ImprimisRx brand, dispensing ImprimisRx compounded formulations to more than 6,000 U.S. prescribers to help these ECPs manage their patients’ dry eye conditions.

Despite a handful of prescription products being available and myriad over-the-counter (OTC) choices, the data is unmistakable – American DED patients are highly underserved by these choices (i.e., 92% are un- or under-treated due to limited efficacy and poor tolerability in current prescription product optionsi). We believe that a part of the reason fewer than 10% of the diagnosed DED patient population uses a prescription DED therapy has to do with the performance and tolerability profiles of the existing prescription product choices – which, despite their shortcomings, in the aggregate, deliver north of $1 billion in annual sales.

Because the existing prescription drug choices have been suboptimal for many years, we view the U.S. DED market as wide open and intend to compete vigorously to ensure patients have access to VEVYE. We won’t win every DED prescription; however, with so many U.S. DED patients who have tried and failed one or more of the existing prescription choices and a large percentage of patients who have never treated their disease with a prescription product, we believe there is a very significant need and opportunity for a DED medication that shows efficacy within one month, has a lasting treatment effect, and doesn’t cause pain, eye or nose irritation, sneezing, or dysgeusia upon instillation. We believe VEVYE will meet this need, win meaningful market share, and expand the pool of patients benefitting from a prescription DED therapy.

I believe prescribers will appreciate the data supporting VEVYE. The core of VEVYE is the water-free EyeSol® technology, which our partner Novaliq developed. In my view, what Novaliq has done with EyeSol is to essentially reinvent “the eyedrop.” Because of VEVYE’s patented EyeSol technology, patients will experience exceptional comfort (i.e., over 99.8% of patients dosed in VEVYE’s clinical development program experienced no or mild instillation site pain). But the promise of VEVYE is also rapid clinical onset (29 days) and continued improvement of both signs and symptoms over 56 weeks. Dosing frequency also matters, and VEVYE is the only twice-daily cyclosporine-based product indicated for both signs and symptoms of DED. VEVYE contains no water, pH, or osmolarity; it has a totally unique feel when applied to the eye’s surface. I can’t wait to hear the responses from patients when they administer VEVYE, a light-feeling and small (10 microliter) drop. There’s just nothing else like VEVYE on the market.

The prospect of providing a product like VEVYE to a patient population in such great need is a motivating factor as we begin our VEVYE market access and pricing analysis work!

Adjacent ocular surface disease products we recently acquired from Santen will further bolster the toolkit we intend to provide to ECPs, including such well-known products as:

●	FLAREX®, the only branded steroid indicated for ocular surface inflammation, provides the opportunity to treat inflammation associated with a wide range of ocular surface conditions (including DEDii).

●	TOBRADEX® ST, a corticosteroid and antibacterial combination eye drop, has shown a >50% reduction in symptoms commonly associated with blepharitis/blepharoconjunctivitisiii.

●	FRESHKOTE®, an OTC, preservative-free lubricant for dry eye.

We are currently working to transfer the marketing authorizations (MAs) for FLAREX, TOBRADEX ST, and FRESHKOTE to the Harrow platform, and we expect that, as the MAs transfer over the coming months, these products will be immediately accretive to Harrow’s earnings.

(i)	Source: OIS Dry Eye Conference (March 2021)
(ii)

Charters L. Ocular surface inflammation: vicious cycle of ocular surface disruption. Ophthalmology Times. October 16, 2019. Accessed May 19, 2021. https://www.ophthalmologytimes.com/view/ocular-surface-inflammation-vicious-cycle-ocular-surface-disruption.

(iii)	Randomized, investigator-masked, active-controlled, parallel-group trial conducted at seven private practice clinical sites in the United States with 122 adult patients who had moderate to severe blepharitis/blepharoconjunctivitis.

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Bucket 3: TRIESENCE®

Since our announcement of our agreement to purchase TRIESENCE, we have consistently heard from ECPs throughout the U.S., especially retina-focused surgeons, about their desire, need, and excitement about having TRIESENCE, which has been in and out of stock for several years, back in stock and available. During this out-of-stock situation, ECPs have had to resort to off-label and potentially dangerous manipulation of other products, which cannot be billed using the TRIESENCE product-specific J-Code (J3300). We expect this all to change by the end of the year and that in the first half of 2024, TRIESENCE should be again available in the U.S. market.

TRIESENCE has a unique label as it is approved for (1) visualization of the vitrectomy and (2) the treatment of the following ophthalmic diseases: sympathetic ophthalmia, temporal arteritis, uveitis, and ocular inflammatory conditions unresponsive to topical corticosteroids. We estimate there are approximately 600,000 annual use cases for TRIESENCE.

Like hundreds of critical medicines in the U.S., TRIESENCE has been listed on the FDA’s drug shortage list for much of the past five years. While several factors have contributed to this, pricing has challenged the economic incentive to ensure the widespread availability of TRIESENCE. In fact, TRIESENCE has not seen any upward pricing adjustment in about 12 years – not even to keep up with inflation. I suspect few products in the U.S. ophthalmic pharmaceutical market have had complete pricing stasis for that long. While it may sound great to keep the price of TRIESENCE stable for 12 years, the costs associated with producing this critical medicine have increased markedly during this period. To avoid any disincentive in making TRIESENCE available and to best ensure TRIESENCE is finally off the FDA’s drug shortage list, once we have access to the TRIESENCE NDA, we intend to adjust, in a reasonable way, TRIESENCE pricing to reflect the value it delivers – while at the same time, investing significantly in inventory build to meet the demand that we expect.

Regarding the prospects of achieving a TRIESENCE inventory build, despite TRIESENCE being a tricky product to manufacture, we (along with our contracted manufacturing partner) are making solid progress. Recently, demo batches of TRIESENCE were successfully completed, and this October, we expect to have results from the first-of-three process performance qualification (or PPQ) batches. Assuming analytical results from that PPQ batch are consistent with the demo batches, we should be positioned to have TRIESENCE in inventory during the first half of 2024.

Bucket 4: Specialty Anterior Segment (SAS)

This is an important and steady source of revenue because each product below has a very high need and utility among eyecare professionals. Additionally, when we consider each product’s unique characteristics (including patents, brand name recognition, and manufacturing know-how) we see the potential for a durable source of revenue that strategically fits within Harrow’s portfolio of front-of-the-eye or anterior segment products. These products include:

●	ILEVRO® and NEVANAC®, patented, non-steroidal, anti-inflammatory eye drops (NSAIDs) indicated for pain and inflammation associated with cataract surgery.

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●	An extensive portfolio of antibiotic and steroid products that offer excellent options for infection and inflammation, including:

○	MAXIDEX®, a steroid,
○	VIGAMOX®, an antibiotic,
○	TOBRADEX® ST, a patented combination antibiotic and steroid, and
○	MAXITROL®, an anti-infective steroid combination.

●	NATACYN®, the only on-label antifungal eye drop.

●	VERKAZIA® (orphan exclusivity until 2028), the only patented topical immunomodulator approved for the treatment of vernal keratoconjunctivitis (VKC).

●	ZERVIATE®, patented and the only H1 receptor antagonist formulated with Hydrella® lubricating ingredients for the treatment of ocular itching with allergic conjunctivitis.

●	IOPIDINE®, the gold standard for treating or preventing intraocular pressure during and after YAG laser eye surgery, a procedure that is required for an estimated 40% of cataract surgery patients.

●	Fortisite® is a high-concentration, refrigeration-stable, compounded fortified antibiotic available through the ImprimisRx FDA-registered 503B facility for in-office use.

Bucket 5: ImprimisRx’s Compounded Pharmaceutical Products (CPPs)

The last and certainly not least of these Revenue Buckets is the balance of our ImprimisRx CPP formulations. This business has historically served Harrow stockholders well by producing double-digit annual revenue growth and consistent streams of cash, which we have invested to build the entirety of what we now own. The ImprimisRx CPP business has also been an innovation hub, allowing Harrow to develop new affordable and accessible compounded formulations to address clinical needs that are unmet by FDA-approved drug products.

ImprimisRx’s CPPs have played a vital role in Harrow’s mission to help patients manage the preservation of their sight by making drugs accessible and affordable. Such innovative compounded formulations include preservative- and boric acid-free compounded atropine formulations, available at atropine.com, which are stable at a biologically comfortable pH and undergo a strict series of validated analytical tests to ensure consistency, potency, and stability. The market need for CPPs was illustrated in our recent partnership with Elevance Health, one of the Nation’s largest health insurance companies, covering the nine million members of its Blue View VisionSM plan. This partnership made ImprimisRx’s atropine and Total Tears® ophthalmic formulations available through approximately 36,000 private practice eyecare professionals, local optical stores, and national retail stores. We are confident that Harrow’s 10,000+ customer base wants and needs the entirety of the Harrow portfolio, including compounded formulations from ImprimisRx, the U.S. leader – by far – in ophthalmic pharmaceutical compounding.

Our stockholders should also know that we are always interested in whether an ImprimisRx compounded formulation has the potential to be developed into an FDA-approved product (as we are in the process of attempting with the MELT-300 program from Melt Pharmaceuticals, noting the MELT-300 product candidate was inspired by the MKO Melt® formulation, which ImprimisRx currently offers).

We also remain committed to our charity and mission work worldwide by providing ImprimisRx compounded ophthalmic formulations to the noble physicians who generously donate their time to helping those with limited resources or no access to the ophthalmic care they need. This continues to serve as a great source of pride for the Harrow Family, including our stockholders.

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Closing

I hope this Stockholder Letter clarifies how we intend to achieve our long-term financial objectives. Some of the various Revenue Bucket products are more contributory currently than others. For example, IHEEZO is generating sales and ramping up, but VEVYE and TRIESENCE aren’t expected to kick into gear until next year. Regardless of the exact timing of when revenues for a Harrow product begin to mount or grow, the key for our stockholders is that we now have the products needed to achieve our highest financial objectives. (In addition, if our former subsidiary Melt Pharmaceuticals is successful in turning MELT-300 into an FDA-approved product during this Five-Year Strategic Planning cycle, we may be able to add even more revenues to the mix because, aside from our large equity position and royalty rights on MELT-300, Harrow has a right of first refusal on Melt’s commercial rights!)

Please keep in mind that when we launch a product like IHEEZO or VEVYE, it isn’t like Hermès running a One-Day Only 50% Off Sale for Birkin Bags; it takes 18-24 months to develop an effective market access strategy and build sales momentum, even when you have what we believe are winning products like IHEEZO and VEVYE. (TRIESENCE is a bit different because the market is already so familiar with the product, there is a permanent TRIESENCE product-specific J-Code, and the demand for TRIESENCE has been building for years as the product has been in short supply.)

I also want to admit that it is a “lock bet” that we will make mistakes executing our Five-Year Strategic Plan. It should also be assumed that some Revenue Buckets will underperform. On the other hand, we may also have Revenue Buckets that overperform! Success for Harrow has never been a linear path “up and to the right,” and I do not expect that to change.

As Harrow’s CEO, credibility is my primary currency. Perhaps as important as closing our recent transactions is that this management team was transparent with Harrow shareholders about our belief that we would accomplish these things – and now we have. I also believe many readers of this Stockholder Letter would agree that we didn’t overpay for our newly acquired products! We also didn’t dilute stockholders unless we had what we felt was a potential “whopper” of a deal (e.g., the VEVYE transaction). Finally, we promised that we wouldn’t add to our debt unless doing so acquired value which, in the aggregate, was expected to lower our overall leverage ratios. I believe we delivered on all these promises.

Today, we have line-of-sight to achieving the highest financial goals of our current Five-Year Strategic Plan, making Harrow a top-tier U.S.-focused ophthalmic pharmaceutical company. I am more confident today than ever that this will happen. In terms of the future we see for Harrow, as American lyricist Carolyn Leigh penned and as Frank Sinatra sang, “The best is yet to come!” I look forward to updating you again in my next Letter to Stockholders in November of 2023.

Sincerely,

Mark L. Baum

Founder, Chairman of the Board, and Chief Executive Officer

Nashville, Tennessee

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Index to Previous Letters to Stockholders

2023	2022	2021	2020	2019
	4Q 2022	4Q 2021	4Q 2020	4Q 2019
	3Q 2022	3Q 2021	3Q 2020	3Q 2019
	2Q 2022	2Q 2021	2Q 2020
1Q23	1Q 2022	1Q 2021	1Q 2020

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FORWARD-LOOKING STATEMENTS

Management’s remarks in this stockholder letter include forward-looking statements within the meaning of federal securities laws. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond Harrow’s control, including risks and uncertainties described from time to time in its SEC filings, such as the risks and uncertainties related to the Company’s ability to make commercially available its FDA-approved products and compounded formulations and technologies, and FDA approval of certain drug candidates in a timely manner or at all.

For a list and description of those risks and uncertainties, please see the “Risk Factors” section of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC.

Harrow’s results may differ materially from those projected. Harrow disclaims any intention or obligation to update or revise any financial projections or forward-looking statements whether because of new information, future events or otherwise. This stockholder letter contains time-sensitive information and is accurate only as of today.

Additionally, Harrow refers to non-GAAP financial measures, specifically Adjusted EBITDA, adjusted earnings, core gross margin, core net income (loss), and core basic and diluted net income (loss) per share. A reconciliation of non-GAAP measures with the most directly comparable GAAP measures is included in this letter.

No compounded formulation is FDA-approved. All compounded formulations are customizable. Other than drugs compounded at a registered outsourcing facility, all compounded formulations require a prescription for an individually identified patient consistent with federal and state laws.

All trademarks, service marks, and trade names included or referenced in this publication are the property of their respective owners.

Non-GAAP Financial Measures

In addition to the Company’s results of operations determined in accordance with U.S. generally accepted accounting principles (GAAP), which are presented and discussed above, management also utilizes Adjusted EBITDA and Core Results, unaudited financial measures that are not calculated in accordance with GAAP, to evaluate the Company’s financial results and performance and to plan and forecast future periods. Adjusted EBITDA and Core Results are considered “non-GAAP” financial measures within the meaning of Regulation G promulgated by the SEC. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results, provide a more complete understanding of the Company’s results of operations and the factors and trends affecting its business. Management believes Adjusted EBITDA and Core Results provide meaningful supplemental information regarding the Company’s performance because (i) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making; (ii) they exclude the impact of non-cash or, when specified, non-recurring items that are not directly attributable to the Company’s core operating performance and that may obscure trends in the Company’s core operating performance; and (iii) they are used by institutional investors and the analyst community to help analyze the Company’s results. However, Adjusted EBITDA, Core Results, and any other non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. Further, non-GAAP financial measures used by the Company and the way they are calculated may differ from the non-GAAP financial measures or the calculations of the same non-GAAP financial measures used by other companies, including the Company’s competitors.

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Adjusted EBITDA

The Company defines Adjusted EBITDA as net (loss) income, excluding the effects of stock-based compensation and expenses, interest, taxes, depreciation, amortization, investment (loss) income, net, and, if any and when specified, other non-recurring income or expense items. Management believes that the most directly comparable GAAP financial measure to Adjusted EBITDA is net (loss) income. Adjusted EBITDA has limitations and should not be considered as an alternative to gross profit or net (loss) income as a measure of operating performance or to net cash provided by (used in) operating, investing, or financing activities as a measure of ability to meet cash needs.

The following is a reconciliation of Adjusted EBITDA, a non-GAAP measure, to the most comparable GAAP measure, net loss, for the three months and six months ended June 30, 2023, and for the same periods in 2022:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
GAAP net loss	$(4,229,000)	$(6,239,000)	$(10,872,000)	$(8,677,000)
Stock-based compensation and expenses	5,412,000	1,993,000	7,045,000	4,009,000
Interest expense, net	5,704,000	1,794,000	10,451,000	3,586,000
Income tax expense (benefit)	(15,000)	40,000	(303,000)	40,000
Depreciation	398,000	424,000	690,000	843,000
Amortization of intangible assets	2,843,000	398,000	5,050,000	802,000
Investment loss (income), net	714,000	6,095,000	(1,328,000)	8,842,000
Other expense, net	178,000	-	5,614,000 (1)	-
Adjusted EBITDA	$11,005,000	$4,505,000	$16,347,000	$9,445,000

(1)	Includes $5,465,000 for the loss on extinguishment of debt.

Core Results

Harrow Core Results, including core gross margin, core net income (loss), core operating income, core basic and diluted income (loss) per share, and core operating margin, exclude all amortization and impairment charges of intangible assets, excluding software development costs, net gains and losses on investments and equity securities, including equity method gains and losses and equity valued at fair value through profit and loss (“FVPL”), preferred stock dividends, and gains/losses on forgiveness of debt. In other periods, Core Results may also exclude fair value adjustments of financial assets in the form of options to acquire a company carried at FVPL, obligations related to product recalls, certain acquisition-related items, restructuring charges/releases and associated items, related legal items, gains/losses on early extinguishment of debt or debt modifications, impairments of property, plant and equipment and software, as well as income and expense items that management deems exceptional and that are or are expected to accumulate within the year to be over a $100,000 threshold.

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The following is a reconciliation of Core Results, non-GAAP measures, to the most comparable GAAP measures for the three and six months ended June 30, 2023, and for the same periods in 2022:

For the Three Months Ended June 30, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Other Items	Core Results
Gross profit	$23,470,000	$2,649,000	$-	$-	$26,119,000
Gross margin	70%				78%
Operating income	2,352,000	2,843,000	-	-	5,195,000
(Loss) income before taxes	(4,244,000)	2,843,000	714,000	178,000	(509,000)
Tax benefit	15,000	-	-	-	15,000
Net (loss) income	(4,229,000)	2,843,000	714,000	178,000	(494,000)
Basic and diluted loss per share ($)(1):	(0.14)				(0.02)
Weighted average number of shares of common stock outstanding, basic and diluted	30,458,677				30,458,677

For the Six Months Ended June 30, 2023
	GAAP Results	Amortization of Certain Intangible Assets	Investment Losses	Other Items	Core Results
Gross profit	$41,302,000	$4,694,000	$-	$-	$45,996,000
Gross margin	69%				77%
Operating income	3,562,000	5,050,000	-	-	8,612,000
(Loss) income before taxes	(11,175,000)	5,050,000	(1,328,000)	5,614,000	(1,839,000)
Tax benefit	303,000	-	-	-	303,000
Net (loss) income	(10,872,000)	5,050,000	(1,328,000)	5,614,000	(1,536,000)
Basic and diluted loss per share ($)(1)	(0.36)				(0.05)
Weighted average number of shares of common stock outstanding, basic and diluted	30,379,354				30,379,354

For the Three Months Ended June 30, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Core Results
Gross profit	$16,789,000	$341,000	$-	$17,130,000
Gross margin	72%			73%
Operating income	1,690,000	398,000	-	2,088,000
(Loss) income before taxes	(6,199,000)	398,000	6,095,000	294,000
Taxes	(40,000)	-	-	(40,000)
Net (loss) income	(6,239,000)	398,000	6,095,000	254,000
Basic (loss) earnings per share ($)(1)	(0.23)			0.01
Diluted (loss) earnings per share ($)(1)	(0.23)			0.01
Weighted average number of shares of common stock outstanding:
Basic	27,303,458			27,303,458
Diluted	27,303,458			28,234,177

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For the Six Months Ended June 30, 2022
	GAAP Results	Amortization of Certain Intangible Assets	Investment Gains	Core Results
Gross profit	$32,946,000	$682,000	$-	$33,628,000
Gross margin	72%			74%
Operating income	3,791,000	802,000	-	4,593,000
(Loss) Income before taxes	(8,637,000)	802,000	8,842,000	1,007,000
Taxes	(40,000)	-	-	(40,000)
Net (loss) income	(8,677,000)	802,000	8,842,000	967,000
Basic (loss) earnings per share ($)(1)	(0.32)			0.04
Diluted (loss) earnings per share ($)(1)	(0.32)			0.03
Weighted average number of shares of common stock outstanding:
Basic	27,265,350			27,265,350
Diluted	27,265,350			28,270,639

(1)	Core basic and diluted (loss) earnings per share is calculated using the weighted-average number of shares of common stock outstanding during the period. Core basic and diluted (loss) earnings per share also contemplates dilutive shares associated with equity-based awards as described in Note 2 and elsewhere in the Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Investment Portfolio

(includes Non-GAAP Values)

	At June 30, 2023
Company	Number of Shares of Common Stock	Management Estimated Value
Eton Pharmaceuticals	1,982,000	$6,917,180
Surface Ophthalmics	3,500,000	15,750,000	(1)
Melt Pharmaceuticals	3,500,000	17,500,000	(2)
Melt Pharmaceuticals – Secured Loan + PIK	-	17,066,000	(3)
Estimated Total Value		$57,233,180

(1)	Represents a non-GAAP value, calculated as the purchase and conversion price ($4.50) of the Series A-1 Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at June 30, 2023.
(2)	Represents a non-GAAP value, calculated as the purchase and conversion price ($5.00) of the Series A Preferred Stock (the most recent equity offering) multiplied by the number of common shares owned by Harrow at June 30, 2023.
(3)	Represents the principal balance owed under the loan agreement, including interest paid in kind (or PIK). In accordance with ASC 323, Harrow’s presentation of this loan receivable on its consolidated balance sheet is presented at its carry value less reductions in the carrying value related to Harrow’s share of Melt equity losses.

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